Filed Pursuant to Rule 433

Registration No. 333-159466

AMERICAN BAR ASSOCIATION MEMBERS/STATE STREET COLLECTIVE TRUST

Free Writing Prospectus Dated November 10, 2009

Relating to Prospectus Dated July 2, 2009

The American Bar Association Members/State Street Collective Trust (the “Collective Trust”) has filed a registration statement (including the Prospectus) and related free writing prospectuses (collectively, the “Program Prospectus”) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Prospectus in that registration statement and other documents the Collective Trust has filed with the SEC for more complete information about the Collective Trust and this offering. You may get these documents free of charge by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you can request the Prospectus from State Street Bank and Trust Company of New Hampshire (“State Street”) by calling toll free (800) 348-2272 or at www.abaretirement.com.

ABA Retirement Funds Program Fund Performance

Updated Historical Fund Performance	Periods Ended September 30, 2009

Core Funds
Fund Name	Inception to Date or 10 Year Annualized[1]				Annualized
Comparative Benchmark		1 Month	3 Month	Year to Date	1 Year	3 Year	5 Year
Large Cap Equity Fund (inception 7/2/09)	13.82%	3.85%	N/A	N/A	N/A	N/A	N/A
Russell 1000 Index	15.52%	4.06%	N/A	N/A	N/A	N/A	N/A
Small-Mid Cap Equity Fund (inception 7/2/09)	16.57%	5.27%	N/A	N/A	N/A	N/A	N/A
Russell 2500 Index	18.50%	5.80%	N/A	N/A	N/A	N/A	N/A
International All Cap Equity Fund (redesigned 7/2/09, inception 9/05/95)	0.71%	4.36%	15.76%	30.48%	1.39%	-5.10%	4.96%
MSCI All Country World Ex-U.S. Index	4.55%	5.14%	19.69%	36.35%	5.89%	-1.24%	8.10%
MSCI EAFE Index	2.55%	3.83%	19.47%	28.97%	3.23%	-3.60%	6.07%
Bond Core Plus Fund (formerly the Intermediate Bond Fund, inception 9/05/95)	6.50%	1.23%	4.78%	9.47%	15.26%	6.91%	5.30%
Barclays Capital U.S. Aggregate Bond Index	6.30%	1.05%	3.74%	5.72%	10.56%	6.41%	5.13%
Stable Asset Return Fund (annualized*, inception 9/05/95)	4.10%	1.57%	1.71%	2.11%	2.44%	3.64%	3.64%
* The one month, three month and year to date performance for the Fund is annualized.

Real Asset Return Fund (inception 7/7/09)	14.60%	3.51%	N/A	N/A	N/A	N/A	N/A
Custom benchmark**	12.36%	3.43%	N/A	N/A	N/A	N/A	N/A

**    Custom Benchmark since inception data reflects performance from 07/01/09.

The Custom Benchmark for the Real Asset Return Fund is the composite performance of the benchmarks for the three underlying asset classes that make up the Real Asset Return Fund. The benchmarks comprising the composite include the Dow Jones U.S. Select REIT Index, Dow Jones-UBS Commodity Index and the Barclays Capital U.S. Treasury Inflation Protected Securities Index.

Index Funds
Fund Name	Inception to Date or 10 Year Annualized[1]				Annualized
Comparative Benchmark		1 Month	3 Month	Year to Date	1 Year	3 Year	5 Year
Large Cap Index Equity Fund[2] (inception 2/9/09)	23.50%	3.61%	15.03%	N/A	N/A	N/A	N/A
Standard & Poor’s 500 Index	23.68%	3.73%	15.61%	N/A	N/A	N/A	N/A
Mid Cap Index Equity Fund[2] (inception 2/3/09)	43.65%	5.58%	19.26%	N/A	N/A	N/A	N/A
Standard & Poor’s Mid Cap 400 Index	39.87%	5.72%	19.98%	N/A	N/A	N/A	N/A
Small Cap Index Equity Fund[2] (inception 2/3/09)	42.66%	5.46%	19.15%	N/A	N/A	N/A	N/A
Russell 2000 Index	35.88%	5.77%	19.28%	N/A	N/A	N/A	N/A
All Cap Index Equity Fund (formerly the Index Equity Fund, inception 9/05/95)	0.20%	4.10%	16.05%	20.55%	-6.85%	-5.48%	1.11%
Russell 3000 Index	0.73%	4.19%	16.31%	21.19%	-6.42%	-5.06%	1.56%
International Index Equity Fund[2] (inception 3/3/09)	69.13%	4.96%	18.58%	N/A	N/A	N/A	N/A
MSCI All Country World Ex-U.S. Index	70.09%	5.14%	19.69%	N/A	N/A	N/A	N/A
Bond Index Fund[2] (inception 2/3/09)	5.91%	0.97%	3.39%	N/A	N/A	N/A	N/A
Barclays Capital U.S. Aggregate Bond Index***	6.66%	1.05%	3.74%	N/A	N/A	N/A	N/A

***	Index since inception data reflects performance from 2/02/09.
[1]	Inception to date returns annualized where Fund has at least one year of performance. Where Fund has greater than 10 years of performance history, the 10 year annualized return is reported.
[2]

The Index Funds introduced in February and March 2009 experienced tracking error for periods since inception through September 24, 2009 due to timing of contributions by participants to the underlying funds and also redemptions by participants out of the underlying funds (in addition to the impact of Fund expenses). Since September 25, 2009, each of the Index Funds is being invested in an underlying fund that matches the timing of contributions and redemptions, which State Street believes should lower future tracking error after taking into account the impact of Fund expenses.

(continued over)

ABA Retirement Funds Program Fund Performance

Updated Historical Fund Performance (continued)				Periods Ended September 30, 2009

Pre-Mixed/Single Solution Funds Retirement Date Funds
Fund Name	Inception to Date[1]			Year to Date	Annualized
Comparative Benchmark		1 Month	3 Month		1 Year	3 Year	5 Year
Lifetime Income Retirement Date Fund (inception 8/9/06)	2.20%	2.18%	7.26%	11.51%	3.18%	1.48%	N/A
Custom Benchmark*	2.88%	2.21%	7.46%	12.05%	3.59%	2.13%	N/A
2010 Retirement Date Fund (inception 8/8/06)	1.49%	2.94%	10.19%	12.05%	3.17%	0.50%	N/A
Custom Benchmark*	1.87%	2.96%	10.33%	12.26%	2.80%	0.79%	N/A
2020 Retirement Date Fund (inception 8/2/06)	0.28%	3.63%	13.25%	16.11%	0.87%	-1.12%	N/A
Custom Benchmark*	0.40%	3.66%	13.42%	16.35%	0.58%	-0.90%	N/A
2030 Retirement Date Fund (inception 8/2/06)	-0.89%	4.06%	15.16%	19.23%	-1.19%	-2.42%	N/A
Custom Benchmark*	-0.74%	4.11%	15.38%	19.61%	-1.14%	-2.12%	N/A
2040 Retirement Date Fund (inception 8/3/06)	-1.43%	4.25%	16.03%	21.59%	-1.86%	-2.73%	N/A
Custom Benchmark*	-0.99%	4.32%	16.29%	22.02%	-1.47%	-2.33%	N/A
* Custom Benchmark since inception data reflects performance from 8/1/06.

The Custom Benchmark for each of the Retirement Date Funds is the composite performance of respective benchmarks for the underlying asset classes that make up the investment allocation of that Retirement Date Fund. Since May 1, 2007, the benchmarks comprising the composites include the Ryan Labs Three Year GIC Index, Barclays Capital U.S. Aggregate Bond Index, Barclays Capital U.S. Long Government Bond Index, Barclays Capital U.S. Treasury Inflation Protected Securities Index, Standard & Poor’s 500® Index, Standard & Poor’s MidCap® Index, Russell 2000® Index and Morgan Stanley Capital International All-Country World Ex-U.S. Free Index.

Target Risk Funds
Fund Name	Inception to Date[1]			Year to Date	Annualized
Comparative Market Index or Benchmark		1 Month	3 Month		1 Year	3 Year	5 Year
Conservative Risk Fund (inception 7/7/09)	8.77%	2.14%	N/A	N/A	N/A	N/A	N/A
Custom Benchmark**	8.21%	2.16%	N/A	N/A	N/A	N/A	N/A
Moderate Risk Fund (inception 7/7/09)	13.49%	3.14%	N/A	N/A	N/A	N/A	N/A
Custom Benchmark**	12.71%	3.17%	N/A	N/A	N/A	N/A	N/A
Aggressive Risk Fund (inception 7/7/09)	18.57%	3.99%	N/A	N/A	N/A	N/A	N/A
Custom Benchmark**	15.97%	4.05%	N/A	N/A	N/A	N/A	N/A
** Custom Benchmark since inception data reflects performance from 7/01/09.

The Custom Benchmark for each of the Target Risk Funds is the composite performance of respective benchmarks for the underlying asset classes that make up each of the three Target Risk Funds. The benchmarks comprising the composites include the Barclays Capital U.S. Aggregate Bond Index, the Barclays Capital U.S. Treasury Inflation Protected Securities Index, the Dow Jones U.S. Select REIT Index, the Dow Jones-UBS Commodity Index, the Russell 3000® Index, the Citigroup 3-Month T-Bill, the Morgan Stanley Capital International EAFE Index and the Morgan Stanley Capital International All-Country World Ex-U.S. Index.

Other Funds
Fund Name					Annualized
Comparative Benchmark	10 Year Annualized[1]	1 Month	3 Month	Year to Date	1 Year	3 Year	5 Year
Balanced Fund (closed to new investments as of 7/2/09, inception 1/02/92)	3.48%	2.83%	10.58%	16.15%	3.89%	-2.16%	1.79%
60% Russell 1000 Index /40% Barclays Capital U.S. Aggregate Bond Index***	3.09%	2.85%	11.04%	15.20%	1.16%	-0.19%	3.25%
*** Benchmark shown is a blend of 60% Russell 1000 Index and 40% Barclays Capital U.S. Aggregate Bond Index.
[1]	Inception to date returns annualized where Fund has at least one year of performance. Where Fund has greater than 10 years of performance history, the 10 year annualized return is reported.

The tables above show the total return, after expenses, of the listed Funds for the periods presented. Please refer to the Program Prospectus for complete information regarding the Funds and the Program, including fees and expenses and additional information relating to calculation of historical performance. Not all of the Funds have had the same Investment Advisor(s) for the entire period(s) for which performance is shown. Past performance is not a guarantee or indicator of future results. The Funds are not mutual funds and are not registered as investment companies under the Investment Company Act of 1940 and, therefore, are not subject to compliance with the requirements of such act or the protections afforded thereunder. In addition, units of the Funds are not deposits of or obligations of, or guaranteed or endorsed by, State Street Bank and Trust Company, State Street Global Advisors, State Street, or its affiliates, are not insured by the Federal Deposit Insurance Corp., the Federal Reserve Board or any other agency, and involve risks including the possible loss of principal.

For additional information, please contact:

ABA Retirement Funds Program

P.O. Box 5142

Boston, MA 02206-5142

(800) 348-2272

www.abaretirement.com

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